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SCHEDULE C.2 - MARKET COMPARISON APPROACH

  BIOTECHNICA INTERNATIONAL, INC.
AND COMPARATIVE PUBLICLY TRADED COMPANIES
THAT HAVE RECEIVED OFFERS TO BE ACQUIRED

                                                         Dekalb        Delta and
                                         Consep         Genetics       Pine Land
                                        NNM-CSEP         NY-DKB          NY-DLP                  Average      Median
                                    ------------------------------------------------          --------------------------
Fully Diluted EPS Cont. Ops.*
          1997                          ($0.19)          $0.80         $0.50
          1996                          ($0.31)          $0.51         $0.39
          1995                          ($0.19)          $0.30         $0.29
          1994                          ($0.97)          $0.34         $0.22
          1993                          ($1.01)          $0.03         $0.25

                 Fiscal Year Ended
                                     (12/31/97)       (8/31/97)    (8/31/97)
Wtd. Avg. EPS  Cont. Ops.                $0.00           $0.51        $0.37

                 Last Twelve Months Ended
                                      (6/30/98)       (5/31/98)    (5/31/98)
LTM EPS Cont. Ops.                      ($0.19)          $0.60        $0.33
Forecasted Next Year                    ($0.12)          $1.18         1.03
Book Value Per Share                     $1.57           $6.55        $2.60
LTM Sales Per Share                      $3.98          $13.96        $5.00
LTM EBITDA Per Share                    ($0.02)          $1.57        $0.77
Invested Capital (9/21/98)               $1.61         $100.46       $48.34

Inv. Capital as a Multiple of:

   LTM Sales Per Share                    0.41            7.19         9.66                   5.75         7.14
   LTM EBITDA Per Share                    nmf           64.14        62.63                  63.38        63.51

Stock Price (9/21/98)                    $0.94          $93.50       $46.25

Stock Price as a Multiple of:

   LTM EPS                                 nmf          155.83       140.15                 147.99       148.22
   Wtd. Avg. EPS Cont. Ops.                nmf          183.33       123.61                 153.47       153.49
   Forecasted Next Year EPS                nmf           79.24        44.90                  62.07        62.03
   Book Value Per Share                   0.60           14.27        17.79                  10.88        14.15
   LTM Sales Per Share                    0.24            6.70         9.24                   5.39         6.64
   LTM EBITDA Per Share                    nmf           59.69        59.92                  59.81        59.93


* A loss year results in $0 value being assigned.


CSEP has entered into a definitive agreement and plan of merger with Verdant
    Brands, Inc. (formerly known as Ringer Corporation).   Verdant Brands,
    Inc. will issue 0.95 shares of its common stock in exchange for each outstanding share of CSEP.

Monsanto Co. reached agreements to acquire DKB and DLP.  Under terms of the agreement with DKB, a Monsanto subsidiary will make a tender offer to acquire all of the common stock of DKB for $100 per share. The offer will be followed by a merger in which any remaining stock of DKB will be exchanged for cash at the same price per share paid in the tender offer. Under a separate agreement, DLP shareholders would be entitled to receive
    0.8625 shares of Monsanto common in exchange for each share of DLP stock
    they hold.   Monsanto currently owns 4.7% of DLP common and 800,000
    shares of non-voting preferred stock.

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